                                                                   EXHIBIT 23.3




                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Johnson Controls, Inc. for the registration of up to $1,500,000,000 of securities on terms to be determined at the time of offering, and to the incorporation by reference therein of our report dated October 30, 1995 (except Notes A and C, as to which the date is September 26, 1996), with respect to the combined financial statements of Prince Holding Corporation for the fiscal years ended September 30, 1995 and October 1, 1994 included in the Current Report on Form 8-K of Johnson Controls, Inc. to be filed with the Securities and Exchange Commission on or about October 4, 1996.

                                        ERNST & YOUNG LLP

Grand Rapids, Michigan
October 1, 1996